UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2022

MVB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

WV	000-50567	20-0034461
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Virginia Avenue, Fairmont, WV 26554-2777

(Address of Principal Executive Offices) (Zip Code)

304-363-4800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $1.00 Par	MVBF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 13, 2022, MVB Bank, Inc., a West Virginia state chartered bank (the “Bank”) and wholly-owned subsidiary of MVB Financial Corp. (“MVB”), and Warp Speed Holdings LLC, a Wyoming limited liability company (“Warp Speed”), entered into an Equity Purchase Agreement (the “Agreement”), pursuant to which the Bank agreed to purchase Class B Common Units of Warp Speed in an amount equal to thirty-eight percent (38%) of the outstanding equity interests of Warp Speed on a fully-diluted basis (the “MVB Investment”).

Immediately prior to the closing of the MVB Investment, the pre-closing members of Warp Speed will contribute to Warp Speed all of their equity interests in certain operating companies in exchange for equity interests in Warp Speed (the “Put-Together Transaction”). Upon completion of the Put-Together Transaction, Warp Speed will serve as a holding company whose subsidiaries are focused on residential and commercial loan origination and servicing, business and personal insurance brokerage and data analytics. In connection with the closing of the MVB Investment, Warp Speed will also cause the redemption of all or a portion of certain Warp Speed members’ equity interests, with the cash consideration to be paid by the Bank for the MVB Investment as further described below (the “Redeemed Interests”).

The aggregate consideration to be paid by the Bank for the MVB Investment at closing pursuant to the Agreement is (i) $38,400,000 in cash (the “Aggregate Cash Consideration”), plus (ii) shares of newly issued common stock of MVB with an aggregate value as of the closing date of $9,579,429.47, based on the volume-weighted average closing price for shares of MVB common stock for the 20 trading days ending the day prior to the closing date. At closing, the Bank will pay the MVB Cash Consideration (less brokers’ fees, if any) to certain members of Warp Speed who elect to receive cash consideration for their Redeemed Interests, and will remit the MVB Stock Consideration to each pre-closing member of Warp Speed, minus a portion of the MVB Stock Consideration that will be held in escrow and disbursed in accordance with the terms of escrow.

The Agreement may be terminated at any time prior to the closing date by mutual consent of the parties, by either party in certain specified circumstances, including material breach of the Agreement by the other party, failure by either party to receive any material approval of a governmental entity or if the transactions contemplated by the Agreement have not been consummated on or before December 31, 2022. The completion of the MVB Investment is subject to certain regulatory approvals, conditions precedent and other customary closing conditions. The Agreement also includes other customary representations, warranties, covenants, indemnification and other contractual provisions, including covenants to enter into ancillary agreements associated with the MVB Investment.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 hereto, and is incorporated into this Current Report on Form 8-K by reference.

Item 8.01	Other Events.

On March 14, 2022, MVB issued a Press Release announcing entry into the Agreement. A copy of the Press Release is attached as Exhibit 99.1 hereto and is incorporated into this Current Report on Form 8-K by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1*	Equity Purchase Agreement dated March 13, 2022, between Warp Speed and the Bank.

99.1	Press release of MVB Financial Corp. dated March 14, 2022.

104	Inline XBRL for the cover page of this Current Report on Form 8-K.

*

Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) or Item 601(b)(10)(iv), as applicable, of Regulation S-K. The registrant agrees to furnish supplemental copies of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 14, 2022	MVB Financial Corp.

	By	/s/ Donald T. Robinson
Donald T. Robinson
President and Chief Financial Officer